UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2007

NABO INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-135050

(Commission File Number)

98-0521492

(IRS Employer Identification No.)

14 Rue de Malagny, 1196 Gland, Switzerland

(Address of principal executive offices and Zip Code)

+41.79.297.8336

Registrant's telephone number, including area code

311 Tawny Road Sarnia, Ontario, Canada N7S 5K1

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

David Craven has acquired 2,200,000 common shares in the capital stock of NABO INC. (the “Company”) as of March 6, 2007. The transaction was effected pursuant to a share purchase agreement dated March 2, 2007 between Mr. Craven and KIF Capital Corp. (“KIF”) for the purchase price of US $335,000.

Mr. Craven now owns 30.5% of the Company’s issued and outstanding shares. Other information about the Company as contained in the Company’s filed periodic reports on EDGAR have not changed, except as disclosed in this form 8-K

CW1106969.1

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 8, 2007, we appointed David Craven as director and President of the Company. After graduating in Mathematics and Sociology from University College Loughborough in the UK, David spent almost 10 years in the mining industry, purchasing mining equipment for the National Coal Board at it’s Yorkshire headquarters in Doncaster. Following the decline of the coal mining industry in the UK David spend several years working in retail, in the purchasing and accounting departments of several large retail food chains.

In 1987, Mr. Craven joined a small financial services company, Edwin Hargitt & Company, based in Lausanne, Switzerland. As Chief Portfolio Manager, he was instrumental in expanding the business into London. In 1989, Mr. Craven was offered a position with EuroHelvetia TrustCo S.A., where he remains to this day, becoming a Director of the Company in 2005 dealing with the development of start up companies, primarily in the Oil & Gas industry and property development.

As of March 8, 2007, Ken MacAlpine has resigned as our President.

The board of directors now consists of Ken MacAlpine and David Craven.

Item 8.01 Other Events

The Company’s address and phone number have changed to 14 Rue de Malagny, 1196 Gland, Switzerland, +41.79.297.8336

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABO INC.

/s/ David Craven

David Craven

President

March 15, 2007